EXHIBIT  99.1

Diamond Entertainment Corporation Announces Annual Meeting Results

March 4, 2005

Walnut, CA.--(BUSINESS WIRE) – March 4, 2005 - Diamond Entertainment Corporation (the “Company”), dba e-DMEC, (OTCBB: DMEC – News), a leading dealer of videocassette and DVD (Digital Video Disc) titles to the budget home video & DVD markets, today announced the results of the Annual Meeting of Shareholders held on March 1, 2005.  A plurality of the outstanding voting shares of the Company voted in favor of the election of James Lu, Jeffrey I. Schillen, Murray Scott, Fred U. Odaka and Jerry Lan as directors of the Company.

On the non routine proposals, a majority of the votes cast at the Annual Meeting of Shareholders voted in favor of the proposal to increase the authorized common stock of the Company from 600,000,000 shares to 800,000,000 shares, the proposal to consent to a possible reverse stock split of the outstanding shares of Common Stock of the Corporation in the range of 10 to 1 to 30 to 1, as determined in the sole discretion of the Board of Directors, and the proposal to approve the Company’s 2005 Stock Incentive Plan.

About Diamond Entertainment Corporation

Diamond Entertainment Corporation develops, markets, and distributes multiple lines of high-quality products.  Diamond markets & sells videocassette and DVD (Digital Video Disc) titles to the budget home video & DVD markets through national & regional mass merchandisers, department stores, drug stores, supermarkets, and other similar retail outlets.

SAFE HARBOR STATEMENT

This news announcement contains certain forward-looking statements and information relating to the Company that are based on the beliefs of the Company or management as well as assumptions made by and information currently available to the Company or management.  When used in this news announcement, the words “anticipate,” “believe,” “expect,” “estimate” and “intend” and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements.  Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties in this announcement and in the Company’s Forms 10-KSB for the year ended March 31, 2004, filed June 29, 2004, Form 10-QSB for the quarter ended June 30, 2004 filed on August 20, 2004, Form 10-QSB for the quarter ended September 30, 2004, filed on November 15, 2004, Form 10-QSB for the quarter ended December 31, 2004, filed on February 14, 2005 and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.  In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein noted or in its SEC filings.

Contact:  Fred Odaka CFO

Diamond Entertainment Corporation

800 Tucker Lane

Walnut, CA 91789

Ph. 626-839-8253

Fax: 626-839-0219

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